Exhibit 99.2

Glossary of Terms

The following abbreviations or acronyms used in this Form 10-K are defined below:

Abbreviation or Acronym	Definition
2019 Equity Units

Dominion Energy’s 2019 Series A Equity Units issued in June 2019, initially in the form of 2019 Series A Corporate Units, which consisted of a stock purchase contract and a 1/10 interest in a share of the Series A Preferred Stock

2021 Triennial Review

Virginia Commission review of Virginia Power’s earned return on base rate generation and distribution services for the four successive 12-month test periods beginning January 1, 2017 and ending December 31, 2020

AOCI	Accumulated other comprehensive income (loss)
ARO	Asset retirement obligation
Atlantic Coast Pipeline	Atlantic Coast Pipeline, LLC, a limited liability company owned by Dominion Energy and Duke Energy
Atlantic Coast Pipeline Project	A previously proposed approximately 600-mile natural gas pipeline running from West Virginia through Virginia to North Carolina which would have been owned by Dominion Energy and Duke Energy
bcf	Billion cubic feet
BHE

The legal entity, Berkshire Hathaway Energy Company, one or more of its consolidated subsidiaries (including Dominion Energy Gas, Dominion Energy Midstream and Cove Point effective November 1, 2020), or the entirety of Berkshire Hathaway Energy Company and its consolidated subsidiaries

CCRO	Customer credit reinvestment offset
CEA	Commodity Exchange Act
CO2	Carbon dioxide
Companies	Dominion Energy and Virginia Power, collectively
Contracted Energy	Contracted Energy operating segment, formerly known as the Contracted Assets operating segment
Cooling degree days

Units measuring the extent to which the average daily temperature is greater than 65 degrees Fahrenheit, or 75 degrees Fahrenheit in DESC’s service territory, calculated as the difference between 65 or 75 degrees, as applicable, and the average temperature for that day

Cove Point	Cove Point LNG, LP (formerly known as Dominion Energy Cove Point LNG, LP)
CVOW Commercial Project

A proposed 2.6 GW wind generation facility 27 miles off the coast of Virginia Beach, Virginia in federal waters adjacent to the CVOW Pilot Project and associated interconnection facilities in and around Virginia Beach, Virginia

CVOW Pilot Project	A 12 MW wind generation facility 27 miles off the coast of Virginia Beach, Virginia in federal waters
DCP

The legal entity, CPMLP Holding Company, LLC (formerly known as Dominion Cove Point, LLC), one or more of its consolidated subsidiaries (including Dominion Energy Midstream), or the entirety of CPMLP Holding Company, LLC and its consolidated subsidiaries

DECGS	Carolina Gas Services, Inc. (formerly known as Dominion Energy Carolina Gas Services, Inc.)
DEQPS	MountainWest Pipeline Services, Inc. (formerly known as Dominion Energy Questar Pipeline Services, Inc.)
DESC

The legal entity, Dominion Energy South Carolina, Inc., one or more of its consolidated entities or operating segment, or the entirety of Dominion Energy South Carolina, Inc. and its consolidated entities

DETI	Eastern Gas Transmission and Storage, Inc. (formerly known as Dominion Energy Transmission, Inc.)
DGP	Eastern Gathering and Processing, Inc. (formerly known as Dominion Gathering and Processing, Inc.)
DMLPHCII	Eastern MLP Holding Company II, LLC (formerly known as Dominion MLP Holding Company II, LLC)
Dodd-Frank Act	The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010
Dominion Energy

The legal entity, Dominion Energy, Inc., one or more of its consolidated subsidiaries (other than Virginia Power) or operating segments, or the entirety of Dominion Energy, Inc. and its consolidated subsidiaries

Dominion Energy Direct®	A dividend reinvestment and open enrollment direct stock purchase plan

Abbreviation or Acronym	Definition
Dominion Energy Gas

The legal entity, Eastern Energy Gas Holdings, LLC (formerly known as Dominion Energy Gas Holdings, LLC), one or more of its consolidated subsidiaries (consisting of DETI, DCP, DMLPHCII and Dominion Iroquois), or the entirety of Eastern Energy Gas Holdings, LLC and its consolidated subsidiaries

Dominion Energy Midstream

The legal entity, Northeast Midstream Partners, LP (formerly known as Dominion Energy Midstream Partners, LP), one or more of its consolidated subsidiaries, or the entirety of Northeast Midstream Partners, LP and its consolidated subsidiaries

Dominion Energy Questar Pipeline

The legal entity, MountainWest Pipeline, LLC (formerly known as Dominion Energy Questar Pipeline, LLC), one or more of its consolidated subsidiaries (including its 50% noncontrolling interest in White River Hub), or the entirety of Dominion Energy Questar Pipeline, LLC and its consolidated subsidiaries

Dominion Energy South Carolina	Dominion Energy South Carolina operating segment
Dominion Energy Virginia	Dominion Energy Virginia operating segment
Dominion Iroquois

The legal entity Iroquois Inc. (formerly known as Dominion Iroquois Inc.), one or more of its consolidated subsidiaries, or the entirety of Iroquois, Inc. and its consolidated subsidiaries, which held a 50% noncontrolling interest in Iroquois

Dominion Privatization	Dominion Utility Privatization, LLC, a joint venture between Dominion Energy and Patriot
Duke Energy	The legal entity, Duke Energy Corporation, one or more of its consolidated subsidiaries, or the entirety of Duke Energy Corporation and its consolidated subsidiaries
East Ohio	The East Ohio Gas Company, doing business as Dominion Energy Ohio
East Ohio Transaction

The proposed sale by Dominion Energy to Enbridge of all issued and outstanding capital stock in Dominion Energy Questar Corporation and its consolidated subsidiaries, which following a proposed reorganization will include East Ohio and Dominion Energy Gas Distribution, LLC, pursuant to a purchase and sale agreement entered into on September 5, 2023

Enbridge

The legal entity, Enbridge Inc., one or more of its consolidated subsidiaries (including Enbridge Elephant Holdings, LLC, Enbridge Parrot Holdings, LLC, and Enbridge Quail Holdings, LLC), or the entirety of Enbridge Inc. and its consolidated subsidiaries

EPA	U.S. Environmental Protection Agency
EPS	Earnings per common share
FERC	Federal Energy Regulatory Commission
Fitch	Fitch Ratings Ltd.
Fowler Ridge	Fowler I Holdings LLC, a wind-turbine facility in Benton County, Indiana
FTRs	Financial transmission rights
GAAP	U.S. generally accepted accounting principles
Gas Distribution	Gas Distribution operating segment
GHG	Greenhouse gas
GT&S Transaction

The sale by Dominion Energy to BHE of Dominion Energy Gas, DGP, DECGS, Eastern Energy Field Services, Inc. (formerly known as Dominion Energy Field Services, Inc.) and Modular LNG Holdings, Inc. (formerly known as Dominion Modular LNG Holdings, Inc.) (which holds a 50% noncontrolling interest in JAX LNG) pursuant to a purchase and sale agreement entered into on July 3, 2020, which was completed on November 1, 2020

GTSA	Virginia Grid Transformation and Security Act of 2018
GW	Gigawatt
Heating degree days

Units measuring the extent to which the average daily temperature is less than 65 degrees Fahrenheit, or 60 degrees Fahrenheit in DESC’s service territory, calculated as the difference between 65 or 60 degrees, as applicable, and the average temperature for that day

Hope	Hope Gas, Inc., doing business as Dominion Energy West Virginia through August 2022
IRA	An Act to Provide for Reconciliation Pursuant to Title II of Senate Concurrent Resolution 14 of the 117th Congress (also known as the Inflation Reduction Act of 2022) enacted on August 16, 2022
Iroquois	Iroquois Gas Transmission System, L.P.
ISO	Independent system operator
JAX LNG	JAX LNG, LLC, an LNG supplier in Florida serving the marine and LNG markets
Kewaunee	Kewaunee nuclear power station
LNG	Liquefied natural gas
MD&A	Management’s Discussion and Analysis of Financial Condition and Results of Operations
Millstone	Millstone nuclear power station
Moody’s	Moody’s Investors Service

Abbreviation or Acronym	Definition
MW	Megawatt
MWh	Megawatt hour
Natural Gas Rate Stabilization Act	Legislation effective February 2005 designed to improve and maintain natural gas service infrastructure to meet the needs of customers in South Carolina
North Anna	North Anna nuclear power station
NOX	Nitrogen oxide
NRC	U.S. Nuclear Regulatory Commission
Order 1000	Order issued by FERC adopting requirements for electric transmission planning, cost allocation and development
Patriot	Patriot Utility Privatizations, LLC, a joint venture between Foundation Infrastructure Partners, LLC and John Hancock Life Insurance Company (U.S.A.) and affiliates
PHMSA	Pipeline and Hazardous Materials Safety Administration
PJM	PJM Interconnection, LLC
PSNC	Public Service Company of North Carolina, Incorporated, doing business as Dominion Energy North Carolina
PSNC Transaction

The proposed sale by Dominion Energy to Enbridge of all of its membership interests in Fall North Carolina Holdco LLC and its consolidated subsidiaries, which following a proposed reorganization will include PSNC, pursuant to a purchase and sale agreement entered into on September 5, 2023

Q-Pipe Group

Collectively, Dominion Energy Questar Pipeline, DEQPS and MountainWest Energy Holding Company, LLC (formerly known as QPC Holding Company, LLC and its subsidiary MountainWest Southern Trails Pipeline Company (formerly known as Questar Southern Trails Pipeline Company))

Q-Pipe Transaction	A previously proposed sale by Dominion Energy to BHE of the Q-Pipe Group pursuant to a purchase and sale agreement entered into on October 5, 2020 and terminated on July 9, 2021
Questar Gas	Questar Gas Company, doing business as Dominion Energy Utah, Dominion Energy Wyoming and Dominion Energy Idaho
Questar Gas Transaction

The proposed sale by Dominion Energy to Enbridge of all of its membership interests in Fall West Holdco LLC and its consolidated subsidiaries, which following a proposed reorganization will include Questar Gas, Wexpro, Wexpro II Company, Wexpro Development Company, Dominion Energy Wexpro Services Company, Questar InfoComm Inc. and Dominion Gas Projects Company, LLC, pursuant to a purchase and sale agreement entered into on September 5, 2023

RGGI	Regional Greenhouse Gas Initiative
Rider RGGI	A rate adjustment clause associated with the recovery of costs related to the purchase of allowances through the RGGI market-based trading program for CO2
ROE	Return on equity
RTO	Regional transmission organization
SCANA	The legal entity, SCANA Corporation, one or more of its consolidated subsidiaries, or the entirety of SCANA Corporation and its consolidated subsidiaries
SCANA Combination	Dominion Energy’s acquisition of SCANA completed on January 1, 2019 pursuant to the terms of the agreement and plan of merger entered on January 2, 2018 between Dominion Energy and SCANA

Abbreviation or Acronym	Definition
SCDOR	South Carolina Department of Revenue
SEC	U.S. Securities and Exchange Commission
Series A Preferred Stock

Dominion Energy’s Series A Cumulative Perpetual Convertible Preferred Stock, without par value, with a liquidation preference of $1,000 per share (previously designated the 1.75% Series A Cumulative Perpetual Convertible Preferred Stock)

Series C Preferred Stock	Dominion Energy’s 4.35% Series C Fixed-Rate Cumulative Redeemable Perpetual Preferred Stock, without par value, with a liquidation preference of $1,000 per share
Standard & Poor’s	Standard & Poor’s Ratings Services, a division of S&P Global Inc.
Utah Commission	Utah Public Service Commission
VCEA	Virginia Clean Economy Act of March 2020
Virginia Commission	Virginia State Corporation Commission
Virginia Power

The legal entity, Virginia Electric and Power Company, one or more of its consolidated subsidiaries or operating segment, or the entirety of Virginia Electric and Power Company and its consolidated subsidiaries

Wexpro	The legal entity, Wexpro Company, one or more of its consolidated subsidiaries, or the entirety of Wexpro Company and its consolidated subsidiaries
Wexpro Agreement	An agreement which sets forth the rights of Questar Gas to receive certain benefits from Wexpro’s operations, including cost-of-service gas
Wexpro II Agreement

An agreement with the states of Utah and Wyoming modeled after the Wexpro Agreement that allows for the addition of properties under the cost-of-service methodology for the benefit of Questar Gas customers

Wexpro Agreements

Collectively, the Wexpro Agreement, Wexpro II Agreement and two stipulation agreements approved by the Utah Commission allowing for the inclusion of certain property at Canyon Creek and the Trail Unit under the Wexpro II Agreement

White River Hub	MountainWest White River Hub, LLC (formerly known as White River Hub, LLC)
Wisconsin Commission	Public Service Commission of Wisconsin
Wrangler	Wrangler Retail Gas Holdings, LLC, a partnership between Dominion Energy (through March 2022) and Interstate Gas Supply, Inc.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

MD&A discusses Dominion Energy’s results of operations, general financial condition and liquidity and Virginia Power’s results of operations. MD&A should be read in conjunction with Item 1. Business and the Consolidated Financial Statements in Item 8. Financial Statements and Supplementary Data. Virginia Power meets the conditions to file under the reduced disclosure format, and therefore has omitted certain sections of MD&A.

CONTENTS OF MD&A

MD&A consists of the following information:

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Forward-Looking Statements—Dominion Energy and Virginia Power
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Accounting Matters—Dominion Energy
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Results of Operations—Dominion Energy and Virginia Power
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Segment Results of Operations—Dominion Energy
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Outlook—Dominion Energy
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Liquidity and Capital Resources—Dominion Energy
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Future Issues and Other Matters—Dominion Energy

FORWARD-LOOKING STATEMENTS

This report contains statements concerning the Companies’ expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In most cases, the reader can identify these forward-looking statements by such words as “anticipate,” “estimate,” “forecast,” “expect,” “believe,” “should,” “could,” “plan,” “may,” “continue,” “target” or other similar words.

The Companies make forward-looking statements with full knowledge that risks and uncertainties exist that may cause actual results to differ materially from predicted results. Factors that may cause actual results to differ are often presented with the forward-looking statements themselves. Additionally, other factors may cause actual results to differ materially from those indicated in any forward-looking statement. These factors include but are not limited to:

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Unusual weather conditions and their effect on energy sales to customers and energy commodity prices;
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Extreme weather events and other natural disasters, including, but not limited to, hurricanes, high winds, severe storms, earthquakes, flooding, climate changes and changes in water temperatures and availability that can cause outages and property damage to facilities;
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The impact of extraordinary external events, such as the current pandemic health event resulting from COVID-19, and their collateral consequences, including extended disruption of economic activity in our markets and global supply chains;
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Federal, state and local legislative and regulatory developments, including changes in or interpretations of federal and state tax laws and regulations;
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The direct and indirect impacts of implementing recommendations resulting from the business review announced in November 2022;
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Risks of operating businesses in regulated industries that are subject to changing regulatory structures;
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Changes to regulated electric rates collected by the Companies and regulated gas distribution, transportation and storage rates collected by Dominion Energy;
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Changes in rules for RTOs and ISOs in which the Companies join and/or participate, including changes in rate designs, changes in FERC’s interpretation of market rules and new and evolving capacity models;
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Risks associated with Virginia Power’s membership and participation in PJM, including risks related to obligations created by the default of other participants;
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Risks associated with entities in which Dominion Energy shares ownership with third parties, including risks that result from lack of sole decision making authority, disputes that may arise between Dominion Energy and third party participants and difficulties in exiting these arrangements;

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Changes in future levels of domestic and international natural gas production, supply or consumption;
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Impacts to Dominion Energy’s noncontrolling interest in Cove Point from fluctuations in future volumes of LNG imports or exports from the U.S. and other countries worldwide or demand for, purchases of, and prices related to natural gas or LNG;
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Timing and receipt of regulatory approvals necessary for planned construction or growth projects and compliance with conditions associated with such regulatory approvals;
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The inability to complete planned construction, conversion or growth projects at all, or with the outcomes or within the terms and time frames initially anticipated, including as a result of increased public involvement, intervention or litigation in such projects;
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Risks and uncertainties that may impact the Companies’ ability to develop and construct the CVOW Commercial Project within the currently proposed timeline, or at all, and consistent with current cost estimates along with the ability to recover such costs from customers;
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Changes to federal, state and local environmental laws and regulations, including those related to climate change, the tightening of emission or discharge limits for GHGs and other substances, more extensive permitting requirements and the regulation of additional substances;
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Cost of environmental strategy and compliance, including those costs related to climate change;
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Changes in implementation and enforcement practices of regulators relating to environmental standards and litigation exposure for remedial activities;
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Difficulty in anticipating mitigation requirements associated with environmental and other regulatory approvals or related appeals;
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Unplanned outages at facilities in which the Companies have an ownership interest;
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The impact of operational hazards, including adverse developments with respect to pipeline and plant safety or integrity, equipment loss, malfunction or failure, operator error and other catastrophic events;
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Risks associated with the operation of nuclear facilities, including costs associated with the disposal of spent nuclear fuel, decommissioning, plant maintenance and changes in existing regulations governing such facilities;
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Changes in operating, maintenance and construction costs;
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Domestic terrorism and other threats to the Companies’ physical and intangible assets, as well as threats to cybersecurity;
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Additional competition in industries in which the Companies operate, including in electric markets in which Dominion Energy’s nonregulated generation facilities operate and potential competition from the development and deployment of alternative energy sources, such as self-generation and distributed generation technologies, and availability of market alternatives to large commercial and industrial customers;
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Competition in the development, construction and ownership of certain electric transmission facilities in the Companies’ service territory in connection with Order 1000;
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Changes in technology, particularly with respect to new, developing or alternative sources of generation and smart grid technologies;
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Changes in demand for the Companies’ services, including industrial, commercial and residential growth or decline in the Companies’ service areas, changes in supplies of natural gas delivered to Dominion Energy’s pipeline system, failure to maintain or replace customer contracts on favorable terms, changes in customer growth or usage patterns, including as a result of energy conservation programs, the availability of energy efficient devices and the use of distributed generation methods;
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Receipt of approvals for, and timing of, closing dates for acquisitions and divestitures;
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Impacts of acquisitions, divestitures, transfers of assets to joint ventures and retirements of assets based on asset portfolio reviews;
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Adverse outcomes in litigation matters or regulatory proceedings, including matters acquired in the SCANA Combination;
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Counterparty credit and performance risk;
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Fluctuations in the value of investments held in nuclear decommissioning trusts by the Companies and in benefit plan trusts by Dominion Energy;

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Fluctuations in energy-related commodity prices and the effect these could have on Dominion Energy’s earnings and the Companies’ liquidity position and the underlying value of their assets;
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Fluctuations in interest rates;
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The effectiveness to which existing economic hedging instruments mitigate fluctuations in currency exchange rates of the Euro and Danish Krone associated with certain fixed price contracts for the major offshore construction and equipment components of the CVOW Commercial Project;
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Changes in rating agency requirements or credit ratings and their effect on availability and cost of capital;
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Global capital market conditions, including the availability of credit and the ability to obtain financing on reasonable terms;
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Political and economic conditions, including inflation and deflation;
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Employee workforce factors including collective bargaining agreements and labor negotiations with union employees; and
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Changes in financial or regulatory accounting principles or policies imposed by governing bodies.

Additionally, other risks that could cause actual results to differ from predicted results are set forth in Item 1A. Risk Factors.

The Companies’ forward-looking statements are based on beliefs and assumptions using information available at the time the statements are made. The Companies caution the reader not to place undue reliance on their forward-looking statements because the assumptions, beliefs, expectations and projections about future events may, and often do, differ materially from actual results. The Companies undertake no obligation to update any forward-looking statement to reflect developments occurring after the statement is made.

ACCOUNTING MATTERS

Critical Accounting Policies and Estimates

Dominion Energy has identified the following accounting policies, including certain inherent estimates, that as a result of the judgments, uncertainties, uniqueness and complexities of the underlying accounting standards and operations involved, could result in material changes to its financial condition or results of operations under different conditions or using different assumptions. Dominion Energy has discussed the development, selection and disclosure of each of these policies with the Audit Committee of its Board of Directors.

Accounting for Regulated Operations

The accounting for Dominion Energy’s regulated electric and gas operations differs from the accounting for nonregulated operations in that Dominion Energy is required to reflect the effect of rate regulation in its Consolidated Financial Statements. For regulated businesses subject to federal or state cost-of-service rate regulation, regulatory practices that assign costs to accounting periods may differ from accounting methods generally applied by nonregulated companies. When it is probable that regulators will permit the recovery of current costs through future rates charged to customers, these costs that otherwise would be expensed by nonregulated companies are deferred as regulatory assets. Likewise, regulatory liabilities are recognized when it is probable that regulators will require customer refunds or other benefits through future rates or when revenue is collected from customers for expenditures that have yet to be incurred.

Dominion Energy evaluates whether or not recovery of its regulatory assets through future rates is probable as well as whether a regulatory liability due to customers is probable and makes various assumptions in its analyses. These analyses are generally based on:

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Orders issued by regulatory commissions, legislation and judicial actions;
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Past experience;
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Discussions with applicable regulatory authorities and legal counsel;
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Forecasted earnings; and
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Considerations around the likelihood of impacts from events such as unusual weather conditions, extreme weather events and other natural disasters and unplanned outages of facilities.

If recovery of a regulatory asset is determined to be less than probable, it will be written off in the period such assessment is made. A regulatory liability, if considered probable, will be recorded in the period such assessment is made or reversed into earnings if no longer probable. In connection with the evaluation of Virginia Power’s earnings for the 2021 Triennial Review, in 2020 Virginia Power established a regulatory liability for benefits expected to be provided to Virginia retail electric customers through the use of a CCRO in accordance with the GTSA. In 2021, Virginia Power made further adjustments to this regulatory liability prior to its ultimate resolution through a comprehensive settlement agreement. See Notes 12 and 13 to the Consolidated Financial Statements for additional information.

Asset Retirement Obligations

Dominion Energy recognizes liabilities for the expected cost of retiring tangible long-lived assets for which a legal obligation exists and the ARO can be reasonably estimated. These AROs are recognized at fair value as incurred or when sufficient information becomes available to determine fair value and are generally capitalized as part of the cost of the related long-lived assets. In the absence of quoted market prices, Dominion Energy estimates the fair value of its AROs using present value techniques, in which it makes various assumptions including estimates of the amounts and timing of future cash flows associated with retirement activities, credit-adjusted risk free rates and cost escalation rates. The impact on measurements of new AROs or remeasurements of existing AROs, using different cost escalation or credit-adjusted risk free rates in the future, may be significant. When Dominion Energy revises any assumptions used to calculate the fair value of existing AROs, it adjusts the carrying amount of both the ARO liability and the related long-lived asset for assets that are in service; for assets that have ceased or are expected to cease operations, Dominion Energy adjusts the carrying amount of the ARO liability with such changes either recognized in income or as a regulatory asset.

Dominion Energy’s AROs include a significant balance related to the future decommissioning of its nonregulated and utility nuclear facilities. These nuclear decommissioning AROs are reported in Dominion Energy Virginia, Dominion Energy South Carolina and Contracted Energy. At December 31, 2022 and 2021, Dominion Energy’s nuclear decommissioning AROs totaled $1.9 billion and $2.0 billion, respectively. The following discusses critical assumptions inherent in determining the fair value of AROs associated with Dominion Energy’s nuclear decommissioning obligations.

Dominion Energy obtains from third-party specialists periodic site-specific base year cost studies in order to estimate the nature, cost and timing of planned decommissioning activities for its nuclear plants. These cost studies are based on relevant information available at the time they are performed; however, estimates of future cash flows for extended periods of time are by nature highly uncertain and may vary significantly from actual results. These cash flows include estimates on timing of decommissioning, which for regulated nuclear units factors in the probability of NRC approval for license extensions. In addition, Dominion Energy’s cost estimates include cost escalation rates that are applied to the base year costs. Dominion Energy determines cost escalation rates, which represent projected cost increases over time due to both general inflation and increases in the cost of specific decommissioning activities, for each nuclear facility. The selection of these cost escalation rates is dependent on subjective factors which are considered to be critical assumptions. At December 31, 2022, a 0.25% increase in cost escalation rates would have resulted in an approximate $370 million increase in Dominion Energy’s nuclear decommissioning AROs.

Income Taxes

Judgment and the use of estimates are required in developing the provision for income taxes and reporting of tax-related assets and liabilities. The interpretation of tax laws and associated regulations involves uncertainty since tax authorities may interpret the laws differently. Ultimate resolution or clarification of income tax matters may result in favorable or unfavorable impacts to net income and cash flows, and adjustments to tax-related assets and liabilities could be material.

Given the uncertainty and judgment involved in the determination and filing of income taxes, there are standards for recognition and measurement in financial statements of positions taken or expected to be taken by an entity in its income tax returns. Positions taken by an entity in its income tax returns that are recognized in the financial statements must satisfy a more-likely-than-not recognition threshold, assuming that the position will be examined by tax authorities with full knowledge of all relevant information. At December 31, 2022 and 2021, Dominion Energy had $117 million and $128 million, respectively, of unrecognized tax benefits. Changes in these unrecognized tax benefits may result from remeasurement of amounts expected to be realized, settlements with tax authorities and expiration of statutes of limitations.

Deferred income tax assets and liabilities are recorded representing future effects on income taxes for temporary differences between the bases of assets and liabilities for financial reporting and tax purposes. Dominion Energy evaluates quarterly the probability of realizing deferred tax assets by considering current and historical financial results, expectations for future taxable income and the availability of tax planning strategies that can be implemented, if necessary, to realize deferred tax assets. Failure to achieve forecasted taxable income or successfully implement tax planning strategies may affect the realization of deferred tax assets. In addition, changes in tax laws or tax rates may require reconsideration of the realizability of existing deferred tax assets. Dominion Energy establishes a valuation allowance when it is more-likely-than-not that all or a portion of a deferred tax asset will not be realized. At December 31, 2022 and 2021, Dominion Energy had established $137 million and $139 million, respectively, of valuation allowances.

Accounting for Derivative Contracts and Financial Instruments at Fair Value

Dominion Energy uses derivative contracts such as physical and financial forwards, futures, swaps, options and FTRs to manage commodity, interest rate and/or foreign currency exchange rate risks of its business operations. Derivative contracts, with certain exceptions, are reported in the Consolidated Balance Sheets at fair value. The majority of investments held in Dominion Energy’s nuclear decommissioning and rabbi trusts and pension and other postretirement funds are also subject to fair value accounting. See Notes 6 and 22 to the Consolidated Financial Statements for further information on these fair value measurements.

Fair value is based on actively-quoted market prices, if available. In the absence of actively-quoted market prices, management seeks indicative price information from external sources, including broker quotes and industry publications. When evaluating pricing information provided by brokers and other pricing services, Dominion Energy considers whether the broker is willing and able to trade at the quoted price, if the broker quotes are based on an active market or an inactive market and the extent to which brokers are utilizing a particular model if pricing is not readily available. If pricing information from external sources is not available, or if Dominion Energy believes that observable pricing information is not indicative of fair value, judgment is required to develop the estimates of fair value. In those cases, Dominion Energy must estimate prices based on available historical and near-term future price information and use of statistical methods, including regression analysis, that reflect its market assumptions.

Dominion Energy maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. See Note 6 to the Consolidated Financial Statements for quantitative information on unobservable inputs utilized in Dominion Energy’s fair value measurements of certain derivative contracts.

Use of Estimates in Goodwill Impairment Testing

In April of each year, Dominion Energy tests its goodwill for potential impairment, and performs additional tests more frequently if an event occurs or circumstances change in the interim that would more-likely-than-not reduce the fair value of a reporting unit below its carrying amount. The 2022, 2021 and 2020 annual test did not result in the recognition of any goodwill impairment.

In general, Dominion Energy estimates the fair value of its reporting units by using a combination of discounted cash flows and other valuation techniques that use multiples of earnings for peer group companies and analyses of recent business combinations involving peer group companies. Fair value estimates are dependent on subjective factors such as Dominion Energy’s estimate of future cash flows, the selection of appropriate discount and growth rates, and the selection of peer group companies and recent transactions. These underlying assumptions and estimates are made as of a point in time; subsequent modifications, particularly changes in discount rates or growth rates inherent in Dominion Energy’s estimates of future cash flows, could result in a future impairment of goodwill. Although Dominion Energy has consistently applied the same methods in developing the assumptions and estimates that underlie the fair value calculations, such as estimates of future cash flows, and based those estimates on relevant information available at the time, such cash flow estimates are highly uncertain by nature and may vary significantly from actual results. If the estimates of future cash flows used in the most recent test had been 10% lower or if the discount rate had been 0.25% higher, the resulting fair values would have still been greater than the carrying values of each of those reporting units tested, indicating that no impairment was present.

See Note 11 to the Consolidated Financial Statements for additional information.

Use of Estimates in Long-Lived Asset and Equity Method Investment Impairment Testing

Impairment testing for an individual or group of long-lived assets, including intangible assets with definite lives, and equity method investments is required when circumstances indicate those assets may be impaired. When a long-lived asset’s carrying amount exceeds the undiscounted estimated future cash flows associated with the asset, the asset is considered impaired to the extent that the asset’s fair value is less than its carrying amount. When an equity method investment’s carrying amount exceeds its fair value, and the decline in value is deemed to be other-than-temporary, an impairment is recognized to the extent that the fair value is less than its carrying amount. Performing an impairment test on long-lived assets and equity method investments involves judgment in areas such as identifying if circumstances indicate an impairment may exist, identifying and grouping affected assets in the case of long-lived assets, and developing the undiscounted and discounted estimated future cash flows (used to estimate fair value in the absence of a market-based value) associated with the asset, including probability weighting such cash flows to reflect expectations about possible variations in their amounts or timing, expectations about the operations of the long-lived assets and equity method investments and the selection of an appropriate discount rate. When determining whether a long-lived asset or asset group has been impaired, management groups assets at the lowest level that has identifiable cash flows. Although cash flow estimates are based on relevant information available at the time the estimates are made, estimates of future cash flows are, by nature, highly uncertain and may vary significantly from actual results. For example, estimates of future cash flows would contemplate factors which may change over time, such as the expected use of the asset or underlying assets of equity method investees, including future production and sales levels, expected fluctuations of prices of commodities sold and consumed and expected proceeds from dispositions. In 2022, Dominion Energy determined that its nonregulated solar generation assets within Contracted Energy were impaired. The estimates of future cash flows and selection of a discount rate are considered to be critical assumptions. A 10% decrease in projected future pre-tax cash flows would have resulted in a $69 million increase to the impairment charge recorded. A 0.25% increase in the discount rate would have resulted in a $13 million increase to the impairment charge recorded. See Note 10 to the Consolidated Financial Statements for further information concerning the impairment related to certain of Dominion Energy’s nonregulated solar generation assets. There were no other tests performed in 2022 of long-lived assets or equity method investments which could have resulted in material impairments.

Held for Sale Classification

Dominion Energy recognizes the assets and liabilities of a disposal group as held for sale in the period (i) it has approved and committed to a plan to sell the disposal group, (ii) the disposal group is available for immediate sale in its present condition, (iii) an active program to locate a buyer and other actions required to sell the disposal group have been initiated, (iv) the sale of the disposal group is probable, (v) the disposal group is being actively marketed for sale at a price that is reasonable in relation to its current fair value and (vi) it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. Dominion Energy initially measures a disposal group that is classified as held for sale at the lower of its carrying value or fair value less any costs to sell. Any loss resulting from this measurement is recognized in the period in which the held for sale criteria are met. Conversely, gains are not recognized on the sale of a disposal group until closing. Upon designation as held for sale, Dominion Energy stops recording depreciation expense and assesses the fair value of the disposal group less any costs to sell at each reporting period and until it is no longer classified as held for sale.

The determination as to whether the sale of the disposal group is probable may include significant judgments from management related to the expectation of obtaining approvals from applicable regulatory agencies such as state utility regulatory commissions, FERC or the U.S. Federal Trade Commission. This analysis is generally based on orders issued by regulatory commissions, past experience and discussions with applicable regulatory authorities and legal counsel.

In 2022, Dominion Energy completed the sale of Kewaunee following the receipt of approval for sale from the Wisconsin Commission; which prior to its receipt there had been uncertainty as to the timing of or ability to obtain such approval. Dominion Energy recorded a loss of $649 million primarily related to the difference between the nuclear decommissioning trust and AROs.

See Note 3 to the Consolidated Financial Statements for additional information.

Employee Benefit Plans

Dominion Energy sponsors noncontributory defined benefit pension plans and other postretirement benefit plans for eligible active employees, retirees and qualifying dependents. The projected costs of providing benefits under these plans are dependent, in part, on historical information such as employee demographics, the level of contributions made to the plans and earnings on plan assets. Assumptions about the future, including the expected long-term rate of return on plan assets, discount rates applied to benefit obligations, mortality rates and the anticipated rate of increase in healthcare costs and participant compensation, also have a significant impact on employee benefit costs. The impact of changes in these factors, as well as differences between Dominion Energy’s assumptions and actual experience, is generally recognized in the Consolidated Statements of Income over the remaining average service period of plan participants, rather than immediately.

The expected long-term rates of return on plan assets, discount rates, healthcare cost trend rates and mortality rates are critical assumptions. Dominion Energy determines the expected long-term rates of return on plan assets for pension plans and other postretirement benefit plans by using a combination of:

•
Expected inflation and risk-free interest rate assumptions;
•
Historical return analysis to determine long-term historic returns as well as historic risk premiums for various asset classes;
•
Expected future risk premiums, asset classes’ volatilities and correlations;
•
Forward-looking return expectations derived from the yield on long-term bonds and the expected long-term returns of major capital market assumptions; and
•
Investment allocation of plan assets. The long-term strategic target asset allocation for Dominion Energy’s pension funds is 26% U.S. equity, 19% non-U.S. equity, 32% fixed income, 3% real assets and 20% other alternative investments, such as private equity investments.

Strategic investment policies are established for Dominion Energy’s prefunded benefit plans based upon periodic asset/liability studies. Factors considered in setting the investment policy include those mentioned above such as employee demographics, liability growth rates, future discount rates, the funded status of the plans and the expected long-term rate of return on plan assets. Deviations from the plans’ strategic allocation are a function of Dominion Energy’s assessments regarding short-term risk and reward opportunities in the capital markets and/or short-term market movements which result in the plans’ actual asset allocations varying from the strategic target asset allocations. Through periodic rebalancing, actual allocations are brought back in line with the targets.

Future asset/liability studies will focus on strategies to further reduce pension and other postretirement plan risk, while still achieving attractive levels of returns.

Dominion Energy develops its critical assumptions, which are then compared to the forecasts of an independent investment advisor or an independent actuary, as applicable, to ensure reasonableness. An internal committee selects the final assumptions. Dominion Energy calculated its pension cost using an expected long-term rate of return on plan assets assumption that ranged from 7.00% to 8.35% for 2022, 7.00% to 8.45% for 2021 and 7.00% to 8.60% for 2020. For 2023, the expected long-term rate of return for the pension cost assumption ranged from 7.00% to 8.35% for Dominion Energy’s plans held as of December 31, 2022. Dominion Energy calculated its other postretirement benefit cost using an expected long-term rate of return on plan assets assumption of 8.35% for 2022, 8.45% for 2021 and 8.50% for 2020. For 2023, the expected long-term rate of return for other postretirement benefit cost assumption is 8.35%.

Dominion Energy determines discount rates from analyses of AA/Aa rated bonds with cash flows matching the expected payments to be made under its plans. The discount rates used to calculate pension cost and other postretirement benefit cost ranged from 3.06% to 3.19% for pension plans and 3.04% to 5.03% for other postretirement benefit plans in 2022, ranged from 2.73% to 3.29% for pension plans and 2.69% to 2.80% for other postretirement benefit plans in 2021 and ranged from 2.77% to 3.63% for pension plans and 3.07% to 3.52% for other postretirement benefit plans in 2020. Dominion Energy selected a discount rate ranging from 5.65% to 5.75% for pension plans and 5.69% to 5.70% for other postretirement benefit plans for determining its December 31, 2022 projected benefit obligations.

Dominion Energy establishes the healthcare cost trend rate assumption based on analyses of various factors including the specific provisions of its medical plans, actual cost trends experienced and projected and demographics of plan participants. Dominion Energy’s healthcare cost trend rate assumption as of December 31, 2022 was 6.25% and is expected to gradually decrease to 5.00% by 2026-2027 and continue at that rate for years thereafter.

The following table illustrates the effect on cost of changing the critical actuarial assumptions discussed above, while holding all other assumptions constant:

		Increase in 2022 Net Periodic Cost
	Change in Actuarial Assumptions	Pension Benefits	Other Postretirement Benefits
(millions, except percentages)
Discount rate	(0.25)%	$17	$—
Long-term rate of return on plan assets	(0.25)%	27	6
Health care cost trend rate	1%	N/A	9

In addition to the effects on cost, a 0.25% decrease in the discount rate would increase Dominion Energy’s projected pension benefit obligation at December 31, 2022 by $215 million and its accumulated postretirement benefit obligation at December 31, 2022 by $26 million, while a 1.00% increase in the healthcare cost trend rate would increase its accumulated postretirement benefit obligation at December 31, 2022 by $75 million.

See Note 22 to the Consolidated Financial Statements for additional information on Dominion Energy’s employee benefit plans.

New Accounting Standards

See Note 2 to the Consolidated Financial Statements for a discussion of new accounting standards.

RESULTS OF OPERATIONS

Dominion Energy

Presented below is a summary of Dominion Energy’s consolidated results:

Year Ended December 31,	2022	$ Change	2021	$ Change	2020
(millions, except EPS)
Net income (loss) attributable to Dominion Energy	$994	$(2,294)	$3,288	$3,689	$(401)
Diluted EPS	1.09	(2.89)	3.98	4.55	(0.57)

Overview

2022 VS. 2021

Net income attributable to Dominion Energy decreased 70%, primarily due to a charge associated with the impairment of certain nonregulated solar generation facilities, a loss associated with the sale of Kewaunee, a decrease in net investment earnings on nuclear decommissioning trust funds, a net decrease associated with the impacts of Virginia Power’s 2021 Triennial Review, a charge for RGGI compliance costs deemed recovered through base rates, a charge in connection with a comprehensive settlement agreement for Virginia fuel expenses and dismantling costs associated with the early retirement of certain electric generation facilities at Virginia Power. These decreases were partially offset by the absence of charges associated with the settlement of the South Carolina electric base rate case, increased unrealized gains on economic hedging activities and the absence of a net loss on the sales of non-wholly-owned nonregulated solar facilities.

2021 VS. 2020

Net income attributable to Dominion Energy increased $3.7 billion, primarily due to the absence of: charges associated with the cancellation of the Atlantic Coast Pipeline Project and related portions of the Supply Header Project which are presented in discontinued operations, the planned early retirements of certain electric generation facilities in Virginia, an impairment of interests in certain nonregulated solar generation facilities and the termination of a contract in connection with the sale of Fowler Ridge. In addition, there was an increase in net investment earnings on nuclear decommissioning trust funds, a decrease in charges associated with Virginia Power’s 2021 Triennial Review and a gain on the sale of the Q-Pipe Group to Southwest Gas. These increases were partially offset by charges associated with the settlement of the South Carolina electric base rate case, increased unrealized losses on economic hedging activities and a net loss on the sales of non-wholly-owned nonregulated solar facilities.

Analysis of Consolidated Operations

Presented below are selected amounts related to Dominion Energy’s results of operations:

Year Ended December 31,	2022	$ Change	2021	$ Change	2020
(millions)
Operating revenue	$13,945	$2,525	$11,420	$(499)	$11,919
Electric fuel and other energy-related purchases	3,711	1,343	2,368	125	2,243
Purchased electric capacity	59	(11)	70	17	53
Purchased gas	426	34	392	33	359
Other operations and maintenance	3,376	197	3,179	30	3,149
Depreciation, depletion and amortization	2,442	339	2,103	112	1,991
Other taxes	676	(14)	690	11	679
Impairment of assets and other charges	2,062	1,868	194	(1,910)	2,104
Losses (gains) on sales of assets	426	314	112	172	(60)
Other income	109	(1,030)	1,139	476	663
Interest and related charges	1,002	(253)	1,255	(84)	1,339
Income tax expense (benefit)	(148)	(387)	239	298	(59)
Net income (loss) from discontinued operations including noncontrolling interests	972	(385)	1,357	2,691	(1,334)
Noncontrolling interests	—	(26)	26	175	(149)

An analysis of Dominion Energy’s results of operations follows:

2022 VS. 2021

Operating revenue increased 22%, primarily reflecting:

•
A $1.3 billion increase in fuel-related revenue as a result of an increase in commodity costs associated with sales to electric utility retail customers ($1.2 billion) and gas utility customers ($99 million);
•
A $505 million increase to recover the costs and an authorized return, as applicable, associated with Virginia Power non-fuel riders;
•
The absence of a $356 million decrease for refunds provided to retail electric customers in Virginia associated with the settlement of the 2021 Triennial Review;
•
A $290 million net increase associated with market prices affecting Millstone, including economic hedging impacts of net realized and unrealized losses on freestanding derivatives ($6 million);

•
The absence of a $151 million decrease from an unbilled revenue reduction at Virginia Power;
•
A $57 million increase in sales to electric utility retail customers from an increase in heating degree days during the heating season ($52 million) and a net increase in cooling degree days during the cooling season ($5 million);
•
A $54 million increase in sales to utility retail customers associated with growth at electric ($46 million) and gas ($8 million) utilities;
•
A $38 million net increase from electric utility customers who elect to pay market-based or other negotiated rates, including settlements of economic hedges at Virginia Power;
•
A $30 million increase in sales to electric utility retail customers associated with economic and other usage factors;
•
A $24 million increase in sales to customers from non-jurisdictional solar generation facilities at Virginia Power; and
•
A $20 million increase in non-fuel base rates associated with the settlement in 2021 of the South Carolina electric base rate case.

These increases were partially offset by:

•
A $155 million decrease from the sale of non-wholly-owned nonregulated solar facilities;
•
A $80 million decrease as a result of the contribution of certain nonregulated gas retail energy contracts to Wrangler;
•
A $55 million decrease reflecting a reduction in base rates associated with the settlement of the 2021 Triennial Review;
•
A $49 million decrease from the sale of Hope;
•
A $26 million decrease from a planned outage at Millstone; and
•
A $20 million decrease associated with storm damage primarily from winter storms in Virginia.

Electric fuel and other energy-related purchases increased 57%, primarily due to higher commodity costs for electric utilities ($1.2 billion) and an increase in the use of purchased renewable energy credits at Virginia Power ($58 million), which are offset in operating revenue and do not impact net income.

Other operations and maintenance increased 6%, primarily reflecting:

•
A $84 million increase in certain Virginia Power expenditures which are primarily recovered through state- and FERC-regulated rates and do not impact net income;
•
A $51 million increase in storm damage and restoration costs primarily from winter storms in Virginia Power’s service territory;
•
A $42 million increase in outage costs at Millstone ($26 million) and Virginia Power ($16 million);
•
A $36 million increase in materials and supplies expense primarily as a result of higher prices;
•
A $33 million increase in bad debt expense; and
•
A $18 million increase in outside services.

These increases were partially offset by:

•
The absence of a $44 million charge related to a revision in estimated recovery of spent nuclear fuel costs associated with the decommissioning of Kewaunee; and
•
A $31 million decrease in merger and integration-related costs associated with the SCANA Combination.

Depreciation, depletion and amortization increased 16%, primarily due to various projects being placed into service ($183 million), an increase for amortization of a regulatory asset established in the settlement of the 2021 Triennial Review ($183 million), and an increase in RGGI-related amortization ($128 million), which except for the suspended period of Rider RGGI is offset in operating revenue and does not impact net income, partially offset by depreciation rates revised in the first quarter of 2022 at Virginia Power ($82 million) and a decrease from the sale of non-wholly-owned nonregulated solar facilities ($45 million).

Impairment of assets and other charges increased $1.9 billion, primarily reflecting:

•
A charge associated with the impairment of certain nonregulated solar generation facilities ($1.5 billion);
•
The absence of a benefit from the establishment of a regulatory asset associated with the early retirement of certain coal- and oil-fired generating units associated with the settlement of the 2021 Triennial Review ($549 million);
•
A charge in connection with a comprehensive settlement agreement for Virginia fuel expenses ($191 million);
•
A charge for RGGI compliance costs deemed recovered through base rates at Virginia Power ($180 million);
•
Dismantling costs associated with the early retirement of certain electric generation facilities at Virginia Power ($167 million); and
•
A charge for the write-off of inventory ($40 million); partially offset by
•
The absence of charges associated with the settlement of the South Carolina electric base rate case ($249 million);
•
The absence of charges for CCRO benefits provided to retail electric customers in Virginia associated with Virginia Power’s 2021 Triennial Review ($188 million);
•
A decrease in charges associated with litigation acquired in the SCANA Combination ($97 million);
•
The absence of a charge for the forgiveness of Virginia retail electric customer accounts in arrears pursuant to Virginia’s 2021 budget process ($77 million);
•
The absence of a charge for corporate office lease termination ($62 million); and
•
The absence of a write-off of nonregulated retail software development assets ($20 million).

Losses on sales of assets increased $314 million, primarily due to a loss associated with the sale of Kewaunee ($649 million) and the absence of gains on the sale of nonregulated retail energy marketing assets ($87 million), partially offset by the absence of a net loss on the sales of non-wholly-owned nonregulated solar facilities ($211 million), a gain on the contribution of certain privatization operations to Dominion Privatization ($155 million), a gain on the transfer of certain non-utility and utility property in South Carolina ($20 million) and a gain on the sale of certain utility property in South Carolina ($20 million).

Other income decreased 90%, primarily due to net investment losses in 2022 compared to net investment gains in 2021 on nuclear decommissioning trust funds ($1.1 billion), partially offset by an increase in non-service components of pension and other postretirement employee benefit plan credits ($100 million) and the absence of charges associated with the settlement of the South Carolina electric base rate case ($18 million).

Interest and related charges decreased 20%, primarily due to higher unrealized gains associated with freestanding derivatives ($270 million), higher premiums received on interest rate derivatives ($60 million), a decrease due to junior subordinated note repayments in 2021 ($52 million), benefits associated with the early redemption of certain securities in the third and fourth quarters of 2022 ($35 million) and the absence of charges associated with the early redemption of certain securities in the third quarter of 2021 ($23 million), partially offset by an increase from net debt issuances ($90 million), higher interest rates on commercial paper borrowings ($51 million), higher interest rates on variable rate debt and cash flow interest rate swaps ($41 million) and the absence of a benefit associated with the effective settlement of uncertain tax positions ($21 million).

Income tax expense decreased $387 million, primarily due to lower pre-tax income including lower state income tax benefits on pre-tax losses from nuclear decommissioning trusts and economic hedges ($486 million) and higher investment tax credits ($36 million), partially offset by tax expense on the sale of Hope’s stock ($90 million) and the absence of benefits from the effective settlement of uncertain tax positions ($38 million) and a state legislative change ($21 million).

Net income from discontinued operations including noncontrolling interests decreased 28%, primarily due to the completion of the sale of the Q-Pipe Group in December 2021 ($638 million) and higher interest rates on variable rate debt secured by Dominion Energy's interest 50% noncontrolling interest in Cove Point ($54 million), partially offset by unrealized gains in 2022 compared to unrealized losses in 2021 on interest rate derivatives for economic hedging of debt secured by Dominion Energy's 50% noncontrolling interest in Cove Point ($188 million), an increase from gas utility capital cost riders ($25 million) and cost saving incentive earned under the Wexpro Agreements ($21 million).

Noncontrolling interests decreased $26 million, primarily due to the absence of operations in connection with the sale of certain nonregulated solar generating projects held in partnerships.

2021 VS. 2020

Operating revenue decreased 4%, primarily reflecting:

•
A $402 million decrease associated with market prices affecting Millstone, including economic hedging impacts of net realized and unrealized losses on freestanding derivatives ($495 million);
•
A $356 million decrease for refunds to be provided to retail electric customers in Virginia associated with the settlement of the 2021 Triennial Review;
•
A $151 million decrease from an unbilled revenue reduction at Virginia Power;
•
A $80 million decrease as a result of the contribution of certain nonregulated natural gas retail energy contracts to Wrangler;
•
A $62 million decrease associated with settlements of economic hedges of certain Virginia Power regulated electric sales; and
•
A $51 million decrease in PJM off-system sales.

These decreases were partially offset by:

•
A $253 million increase in the fuel cost component included in utility rates as a result of an increase in commodity costs associated with sales to gas utility customers ($102 million) and electric utility retail customers ($151 million);
•
A $75 million increase in sales to electric utility retail customers associated with growth;
•
A $62 million increase in sales to electric utility customers associated with economic and other usage factors;
•
A $52 million increase from the absence of planned outages at Millstone;
•
A $51 million increase in sales to electric utility retail customers from an increase in heating degree days during the heating season ($71 million) partially offset by a decrease in cooling degree days during the cooling season ($20 million);
•
A $26 million increase in sales to customers from non-jurisdictional solar generation facilities; and
•
A $8 million increase in sales to gas utility customers associated with growth.

Electric fuel and other energy-related purchases increased 6%, primarily due to higher commodity costs for electric utilities ($151 million), partially offset by a decrease in PJM off-system sales ($51 million), which are offset in operating revenue and do not impact net income.

Purchased electric capacity increased 32%, primarily due to an increase in expense related to the annual PJM capacity performance market effective June 2021 ($24 million) and an increase in expense related to the annual PJM capacity performance market effective June 2020 ($17 million), partially offset by a decrease in expense associated with DESC’s electric utility operations ($24 million).

Other operations and maintenance increased 1%, primarily reflecting:

•
A $117 million increase in salaries, wages and benefits, including $19 million of costs for employer-provided healthcare;
•
A $44 million charge related to a revision in estimated recovery of spent nuclear fuel costs associated with the decommissioning of Kewaunee; and
•
A $32 million increase in storm damage and restoration costs in Virginia Power’s service territory; substantially offset by
•
A $58 million decrease in merger and integration-related costs associated with the SCANA Combination;
•
A $44 million decrease in certain Virginia Power expenditures which are primarily recovered through state- and FERC-regulated rates and do not impact net income; and
•
A $26 million net decrease in outage costs as a result of a decrease in Millstone outage costs ($45 million) partially offset by an increase in Virginia Power outage costs ($19 million).

Depreciation, depletion and amortization increased 6%, primarily due to various projects being placed into service ($92 million) and an increase for amortization from the establishment of a regulatory asset associated with the 2021 Triennial Review ($61 million), partially offset by a decrease due to the impairment of certain nonregulated solar generation facilities in 2020 ($20 million).

Impairment of assets and other charges decreased 91%, primarily reflecting:

•
The absence of a charge associated with the planned early retirements of certain electric generation facilities in Virginia ($747 million);

•
The absence of a charge associated with certain nonregulated solar generation facilities ($665 million);
•
A benefit from the establishment of a regulatory asset associated with the early retirements of certain coal- and oil-fired generating units associated with the settlement of the 2021 Triennial Review ($549 million);
•
The absence of a contract termination charge in connection with the sale of Fowler Ridge ($221 million);
•
The absence of a charge for the forgiveness of Virginia retail electric customer accounts in arrears pursuant to legislation enacted in November 2020 ($127 million); and
•
The absence of dismantling costs associated with certain Virginia Power electric generation facilities ($54 million); partially offset by
•
Charges associated with the settlement of the South Carolina electric base rate case ($249 million);
•
A charge for the forgiveness of Virginia retail electric customer accounts in arrears pursuant to Virginia’s 2021 budget process ($77 million);
•
A charge for corporate office lease termination ($62 million);
•
An increase in charges for CCRO benefits provided to retail electric customers in Virginia associated with Virginia Power’s 2021 Triennial Review ($58 million); and
•
A charge for the write-off of nonregulated retail software development assets ($20 million).

Loss on sales of assets increased $172 million, primarily due to a net loss on the sales of non-wholly-owned nonregulated solar facilities ($211 million) partially offset by an increase in gains on the sale of nonregulated retail energy marketing assets ($23 million).

Other income increased 72%, primarily due to an increase in net investment gains on nuclear decommissioning trust funds ($237 million), the absence of a charge for social justice commitments ($80 million), an increase in non-service components of pension and other postretirement employee benefit plan credits ($69 million), the absence of charges associated with litigation acquired in the SCANA Combination ($25 million) and an increase in AFUDC associated with rate-regulated projects ($25 million), partially offset by charges associated with the settlement of the South Carolina electric base rate case ($18 million).

Interest and related charges decreased 6%, primarily due to the absence of borrowings in response to COVID-19 in 2020 ($42 million), the absence of charges associated with the early redemption of certain securities in the first quarter of 2020 ($31 million) and a benefit associated with the effective settlement of uncertain tax positions ($21 million), partially offset by charges associated with the early redemption of certain securities in the third quarter of 2021 ($23 million).

Income tax expense increased $298 million, primarily due to higher pre-tax income ($320 million), lower investment tax credits ($38 million), the absence of prior year benefits including reductions in consolidated state deferred income taxes associated with gas transmission and storage operations ($45 million) and adjustments finalizing the effects of changes in tax status of certain subsidiaries in connection with the Dominion Energy Gas Restructuring ($24 million). These increases are partially offset by a benefit associated with the effective settlement of uncertain tax positions ($38 million), the benefit of a state legislative change ($21 million) and the absence of prior year expense primarily associated with the impairment of nonregulated solar generating assets held in partnerships attributable to the noncontrolling interest ($55 million).

Net income from discontinued operations including noncontrolling interests increased $2.7 billion, primarily due to a decrease in charges associated with the Atlantic Coast Pipeline Project and related portions of the Supply Header Project ($2.1 billion), a gain on the sale of Q-Pipe ($493 million), an increase in equity method earnings due to accounting for Cove Point as an equity method investment for a full year following the closing of the GT&S Transaction in November 2020 ($161 million) and an increase from gas utility capital cost riders ($40 million), partially offset by the absence of operations sold in the GT&S Transaction ($56 million).

Noncontrolling interests increased $175 million, primarily due to the absence of impairments associated with certain nonregulated solar generation facilities ($267 million) partially offset by the closing of the GT&S Transaction in November 2020 ($106 million).

Virginia Power

Presented below is a summary of Virginia Power’s consolidated results:

Year Ended December 31,	2022	$ Change	2021	$ Change	2020
(millions)
Net income	$1,215	$(497)	$1,712	$691	$1,021

Overview

2022 VS. 2021

Net income decreased 29%, primarily due to a decrease in net investment earnings on nuclear decommissioning trust funds, a net decrease associated with the impacts of the 2021 Triennial Review, a charge for RGGI compliance costs deemed recovered through base rates, a charge in connection with a comprehensive settlement agreement for Virginia fuel expenses and dismantling costs associated with the early retirement of certain electric generation facilities.

2021 VS. 2020

Net income increased 68%, primarily due to the absence of charges related to the planned early retirements of certain electric generation facilities and a decrease in charges associated with the 2021 Triennial Review.

Analysis of Consolidated Operations

Presented below are selected amounts related to Virginia Power’s results of operations:

Year Ended December 31,	2022	$ Change	2021	$ Change	2020
(millions)
Operating revenue	$9,654	$2,184	$7,470	$(293)	$7,763
Electric fuel and other energy-related purchases	2,913	1,178	1,735	99	1,636
Purchased (excess) electric capacity	46	22	24	41	(17)
Other operations and maintenance	2,051	258	1,793	7	1,786
Depreciation and amortization	1,736	372	1,364	112	1,252
Other taxes	303	(23)	326	(1)	327
Impairment of assets and other charges (benefits)	557	826	(269)	(1,362)	1,093
Other income	—	(146)	146	66	80
Interest and related charges	642	108	534	18	516
Income tax expense	191	(206)	397	168	229

An analysis of Virginia Power’s results of operations follows:

2022 VS. 2021

Operating revenue increased 29%, primarily reflecting:

•
A $1.1 billion increase in fuel-related revenue as a result of a net increase in commodity costs associated with sales to electric utility retail customers;
•
A $505 million increase to recover the costs and an authorized return, as applicable, associated with non-fuel riders;
•
The absence of a $356 million decrease for refunds provided to retail electric customers in Virginia associated with the settlement of the 2021 Triennial Review;
•
The absence of a $151 million decrease from an unbilled revenue reduction;
•
A $29 million net increase in sales to retail customers from an increase in heating degree days during the heating season ($47 million), partially offset by a decrease in cooling degree days during the cooling season ($18 million);
•
A $26 million increase in sales to electric utility retail customers associated with growth;
•
A $24 million increase in sales to customers from non-jurisdictional solar generation facilities; and
•
A $19 million net increase from electric utility customers who elect to pay market-based or other negotiated rates, including settlements of economic hedges.

These increases were partially offset by:

•
A $55 million decrease reflecting a reduction in base rates associated with the settlement of the 2021 Triennial Review.

Electric fuel and other energy-related purchases increased 68%, primarily due to higher commodity costs for electric utilities ($1.1 billion) and an increase in the use of purchased renewable energy credits ($58 million), which are offset in operating revenue and do not impact net income.

Purchased electric capacity increased 92%, primarily due to an increase in expense related to the annual PJM capacity performance market effective June 2021.

Other operations and maintenance increased 14%, primarily reflecting:

•
A $84 million increase in certain expenses which are primarily recovered through state- and FERC-regulated rates and do not impact net income;
•
A $51 million increase in storm damage and service restoration costs primarily from winter storms;
•
A $28 million increase in bad debt expense;
•
A $26 million increase in materials and supplies expense primarily as a result of higher prices;
•
A $19 million increase in outside services;
•
A $17 million increase in nuclear insurance costs; and
•
A $16 million increase in planned outage costs.

Depreciation and amortization increased 27%, primarily due to an increase for amortization of a regulatory asset established in the settlement of the 2021 Triennial Review ($183 million), an increase due to various projects being placed into service ($144 million) and an increase in RGGI-related amortization ($128 million), which except for the suspended period of Rider RGGI is offset in operating revenue and does not impact net income, partially offset by depreciation rates revised in the first quarter of 2022 ($82 million).

Impairment of assets and other charges (benefits) increased $826 million, primarily reflecting:

•
The absence of a benefit from the establishment of a regulatory asset associated with the early retirement of certain coal- and oil-fired generating units associated with the settlement of the 2021 Triennial Review ($549 million);
•
A charge in connection with a comprehensive settlement agreement for Virginia fuel expenses ($191 million);
•
A charge for RGGI compliance costs deemed recovered through base rates ($180 million);
•
Dismantling costs associated with the early retirement of certain electric generation facilities ($167 million); and
•
A charge for the write-off of inventory ($19 million); partially offset by
•
The absence of charges for CCRO benefits provided to retail electric customers in Virginia associated with Virginia Power’s 2021 Triennial Review ($188 million); and
•
The absence of a charge for the forgiveness of Virginia retail electric customer accounts in arrears pursuant to Virginia’s 2021 budget process ($77 million).

Other income decreased $146 million, primarily due to net investment losses in 2022 compared to net investment gains in 2021 on nuclear decommissioning trust funds.

Interest and related charges increased 20%, primarily due to an increase from net debt issuances in 2022 and 2021 ($60 million), higher interest rates on commercial paper borrowings ($17 million) and an increase in principal and interest rates on intercompany borrowings with Dominion Energy ($14 million).

Income tax expense decreased 52%, primarily due to lower pre-tax income ($182 million) and higher investment tax credits ($66 million), partially offset by the recognition of an intercompany gain related to the transfer and subsequent contribution of existing privatization operations in Virginia to Dominion Privatization ($34 million) and the absence of the benefit from a state legislative change ($16 million).

2021 VS. 2020

Operating revenue decreased 4%, primarily reflecting:

•
A $356 million decrease for refunds to be provided to retail electric customers in Virginia associated with the settlement of the 2021 Triennial Review;
•
A $151 million decrease from an unbilled revenue reduction;
•
A $62 million decrease associated with settlements of economic hedges of certain regulated electric sales; and
•
A $51 million decrease in PJM off-system sales.

These decreases were partially offset by:

•
A $125 million increase in the fuel cost component included in utility rates as a result of a net increase in commodity costs associated with sales to electric utility retail customers
•
A $59 million increase in sales to retail customers from an increase in heating degree days during the heating season ($65 million) partially offset by a decrease in cooling degree days during the cooling season ($6 million);
•
A $49 million increase in sales to electric utility retail customers associated with growth;
•
A $35 million increase in sales to electric utility retail customers associated with economic and other usage factors; and
•
A $26 million increase in sales to customers from non-jurisdictional solar generation facilities.

Electric fuel and other energy-related purchases increased 6%, primarily due to higher commodity costs for electric utilities ($125 million), partially offset by a decrease in PJM off-system sales ($51 million), which are offset in operating revenue and do not impact net income.

Purchased electric capacity increased $41 million, primarily due to an increase in expense related to the annual PJM capacity performance market effective June 2021 ($24 million) and an increase in expense related to the annual PJM capacity performance market effective June 2020 ($17 million).

Other operations and maintenance increased $7 million, primarily reflecting:

•
A $57 million increase in outside services;
•
A $32 million increase in storm damage and service restoration costs;
•
A $20 million increase in materials and supplies; and
•
A $19 million increase in planned outage costs; partially offset by
•
A $44 million decrease in certain expenses which are primarily recovered through state- and FERC-regulated rates and do not impact net income;
•
A $12 million gain on the sale of corporate office real estate;
•
The absence of a $11 million charge associated with ash pond and landfill closure costs;
•
The absence of a $11 million charge associated with credit risk on customer accounts related to COVID-19;
•
A $10 million reduction in bad debt expense due to the forgiveness of Virginia retail electric customer accounts in arrears pursuant to Virginia’s 2021 budget process; and
•
A $10 million decrease in environmental remediation costs.

Depreciation and amortization increased 9%, primarily due to an increase for amortization from the establishment of a regulatory asset associated with the 2021 Triennial Review ($61 million), various projects being placed into service ($57 million), partially offset by the absence of depreciation from certain electric generation facilities that were retired early ($11 million).

Impairment of assets and other charges (benefits) decreased $1.4 billion, primarily reflecting:

•
The absence of charges associated with the planned early retirements of certain electric generation facilities ($747 million);

•
A benefit from the establishment of a regulatory asset associated with the early retirements of certain coal- and oil-fired generating units associated with the settlement of the 2021 Triennial Review ($549 million);
•
The absence of a charge for the forgiveness of Virginia retail electric customer accounts in arrears pursuant to legislation enacted in November 2020 ($127 million); and
•
The absence of charges for dismantling costs associated with certain electric generation facilities ($54 million); partially offset by
•
A charge for the forgiveness of Virginia retail electric customer accounts in arrears pursuant to Virginia’s 2021 budget process ($77 million); and
•
An increase in charges for CCRO benefits provided to retail electric customers in Virginia associated with the 2021 Triennial Review ($58 million).

Other income increased 83%, primarily due to an increase in net investment gains on nuclear decommissioning trust funds ($38 million) and an increase in AFUDC associated with rate-regulated projects ($24 million).

Income tax expense increased 73%, primarily due to higher pre-tax income ($192 million) partially offset by the benefit of a state legislative change ($16 million).

SEGMENT RESULTS OF OPERATIONS

Segment results include the impact of intersegment revenues and expenses, which may result in intersegment profit or loss. In September 2023, Dominion Energy revised its operating segments subsequent to entering agreements for the East Ohio, PSNC and Questar Gas Transactions as well as completing the sale of its noncontrolling interest in Cove Point. See Notes 1 and 26 to the Consolidated Financial Statements for more information. The historical information presented herein has been recast to reflect the current segment presentation. Presented below is a summary of contributions by Dominion Energy’s operating segments to net income (loss) attributable to Dominion Energy:

Year Ended December 31,	2022		2021		2020
	Net income (loss) attributable to Dominion Energy	EPS(1)	Net income (loss) attributable to Dominion Energy	EPS(1)	Net income (loss) attributable to Dominion Energy	EPS(1)
(millions, except EPS)
Dominion Energy Virginia	$2,007	$2.44	$1,914	$2.37	$1,884	$2.27
Dominion Energy South Carolina	505	0.61	437	0.54	419	0.51
Contracted Energy	173	0.21	232	0.29	202	0.24
Corporate and Other	(1,691)	(2.17)	705	0.78	(2,906)	(3.59)
Consolidated	$994	$1.09	$3,288	$3.98	$(401)	$(0.57)

(1)
Consolidated results are presented on a diluted EPS basis. The dilutive impacts, primarily consisting of potential shares which had not yet been issued, are included within the results of the Corporate and Other segment. EPS contributions for Dominion Energy’s operating segments are presented utilizing basic average shares outstanding for the period.

Dominion Energy Virginia

Presented below are operating statistics related to Dominion Energy Virginia’s operations:

Year Ended December 31,	2022	% Change	2021	% Change	2020
Electricity delivered (million MWh)	90.0	6%	85.2	2%	83.3
Electricity supplied (million MWh):
Utility	90.2	5	85.7	(1)	87.0
Non-Jurisdictional	1.5	50	1.0	43	0.7
Degree days (electric distribution and utility service area):
Cooling	1,765	(1)	1,783	1	1,759
Heating	3,555	11	3,210	8	2,970
Average electric distribution customer accounts (thousands)	2,724	1	2,697	1	2,661

Presented below, on an after-tax basis, are the key factors impacting Dominion Energy Virginia’s net income contribution:

2022 VS. 2021

	Increase (Decrease)
	Amount	EPS
(millions, except EPS)
Weather	$21	$0.03
Customer usage and other factors	25	0.03
Customer-elected rate impacts	13	0.02
Base rate case impacts	(41)	(0.05)
Rider equity return	64	0.08
Storm damage and service restoration	(17)	(0.02)
Planned outage costs	(12)	(0.01)
Depreciation and amortization	19	0.02
Renewable energy investment tax credits	65	0.08
Salaries, wages and benefits & administrative costs	26	0.03
Interest expense, net	(13)	(0.02)
Other	(57)	(0.07)
Share dilution	—	(0.05)
Change in net income contribution	$93	$0.07

2021 VS. 2020

	Increase (Decrease)
	Amount	EPS
(millions, except EPS)
Weather	$44	$0.05
Customer usage and other factors	(26)	(0.03)
Customer-elected rate impacts	46	0.06
Rider equity return	41	0.05
Electric capacity	(28)	(0.03)
Outages	(14)	(0.02)
Depreciation and amortization	(18)	(0.02)
Renewable energy investment tax credits	7	0.01
Salaries, wages and benefits & administrative costs	(22)	(0.03)
Other	—	(0.01)
Share accretion	—	0.07
Change in net income contribution	$30	$0.10

Dominion Energy South Carolina

Presented below are selected operating statistics related to Dominion Energy South Carolina’s operations:

Year Ended December 31,	2022	% Change	2021	% Change	2020
Electricity delivered (million MWh)	23.0	3%	22.4	1%	22.1
Electricity supplied (million MWh)	24.1	3	23.5	2	23.0
Degree days (electric and gas distribution service areas):
Cooling	767	(11)	859	8	794
Heating	1,294	1	1,280	19	1,074
Average electric distribution customer accounts (thousands)	777	1	766	2	753
Gas distribution throughput (bcf):
Sales	68	(6)	72	9	66
Average gas distribution customer accounts (thousands)	427	4	412	3	399

Presented below, on an after-tax basis, are the key factors impacting Dominion Energy South Carolina’s net income contribution:

2022 VS. 2021

	Increase (Decrease)
	Amount	EPS
(millions, except EPS)
Weather	$21	$0.03
Customer usage and other factors	38	0.05
Customer-elected rate impacts	14	0.02
Base rate case & Natural Gas Rate Stabilization Act impacts	22	0.03
Capital cost rider	(8)	(0.01)
Gains on sales of property	17	0.02
Depreciation and amortization	(15)	(0.02)
Interest expense, net	(16)	(0.02)
Other	(5)	(0.02)
Share dilution	—	(0.01)
Change in net income contribution	$68	$0.07

2021 VS. 2020

	Increase (Decrease)
	Amount	EPS
(millions, except EPS)
Weather	$(6)	$(0.01)
Customer usage and other factors	34	0.04
Customer-elected rate impacts	10	0.01
Base rate case & Natural Gas Rate Stabilization Act impacts	13	0.02
Capital cost rider	(6)	(0.01)
Depreciation and amortization	(9)	(0.01)
Interest expense, net	7	0.01
Salaries, wages and benefits & administrative costs	(46)	(0.06)
Other	21	0.03
Share accretion	—	0.01
Change in net income contribution	$18	$0.03

Contracted Energy

Presented below are selected operating statistics related to Contracted Energy's operations:

Year Ended December 31,	2022	% Change	2021	% Change	2020
Electricity supplied (million MWh)	17.8	(14)%	20.8	8%	19.3

Presented below, on an after-tax basis, are the key factors impacting Contracted Energy's net income contribution:

2022 VS. 2021

	Increase (Decrease)
	Amount	EPS
(millions, except EPS)
Margin	$(1)	$—
Sale of non-wholly-owned nonregulated solar facilities	(20)	(0.02)
Planned outage costs	(19)	(0.02)
Renewable energy investment tax credits	(29)	(0.04)
Other	10	—
Share dilution	—	—
Change in net income contribution	$(59)	$(0.08)

2021 VS. 2020

	Increase (Decrease)
	Amount	EPS
(millions, except EPS)
Margin	$22	$0.03
Planned outage costs	33	0.04
Renewable energy investment tax credits	(43)	(0.05)
Absence of contract associated with Fowler Ridge	14	0.02
Other	4	—
Share accretion	—	0.01
Change in net income contribution	$30	$0.05

Corporate and Other

Presented below are the Corporate and Other segment’s after-tax results:

Year Ended December 31,	2022	2021	2020
(millions, except EPS)
Specific items attributable to operating segments	$(2,881)	$(485)	$(1,232)
Specific items attributable to Corporate and Other segment	1,151	1,306	(1,457)
Total specific items	(1,730)	821	(2,689)
Other corporate and other operations:
Interest expense, net	(328)	(413)	(403)
Other	367	297	186
Total other corporate and other operations	39	(116)	(217)
Total net income (expense)	(1,691)	705	(2,906)
EPS impact	$(2.17)	$0.78	$(3.59)

Corporate and Other includes specific items attributable to Dominion Energy’s primary operating segments that are not included in profit measures evaluated by executive management in assessing the segments’ performance or in allocating resources. See Note 26 to the Consolidated Financial Statements for discussion of these items in more detail. Corporate and Other also includes specific items attributable to the Corporate and Other segment. In 2022, this primarily included $972 million net income from discontinued operations, primarily associated with operations included in the East Ohio, PSNC and Questar Gas Transactions and Dominion Energy's noncontrolling interest in Cove Point, a $254 million after-tax benefit for derivative mark-to-market changes and a $78 million loss associated with the sale of Hope. In 2021, this primarily included $1.4 billion net income from discontinued operations, primarily associated with the Q-Pipe Group, operations included in the East Ohio, PSNC and Questar Gas Transactions and Dominion Energy's noncontrolling interest in Cove Point, a $64 million after-tax benefit for derivative mark-to-market changes, $62 million of after-tax charges for workplace realignment, primarily related to a corporate office lease termination and $32 million of after-tax charges for merger and integration-related costs associated with the SCANA Combination. In 2020, this primarily included $1.4 billion of after-tax loss associated with discontinued operations, including the results of operations of the entities included in the GT&S and Q-Pipe Transactions, operations included in the East Ohio, PSNC and Questar Gas Transactions and Dominion Energy's noncontrolling interest in Cove Point, as well as charges associated with the cancellation of the Atlantic Coast Pipeline Project, $82 million of after-tax charges for merger and integration-related costs associated with the SCANA Combination, a $78 million after-tax benefit of derivative mark-to-market changes and a $69 million tax benefit associated with the GT&S Transaction.

OUTLOOK

Dominion Energy’s 2023 net income is expected to increase on a per share basis as compared to 2022 primarily from the following:

•
The absence of a charge associated with the impairment of certain nonregulated solar generation facilities;
•
The absence of losses associated with the sale of Kewaunee;
•
The absence of charges for certain Virginia Power RGGI compliance costs deemed recovered through base rates;
•
The absence of a charge in connection with a comprehensive settlement agreement associated with Virginia fuel expenses; and
•
Construction and operation of growth projects in electric utility and gas distribution operations.

These increases are expected to be partially offset by the following:

•
A decrease in investment tax credits associated with nonregulated solar generation facilities;
•
An increase in interest expense;
•
An increase in planned outage days at Millstone; and
•
An increase in depreciation and amortization expense.

LIQUIDITY AND CAPITAL RESOURCES

Dominion Energy depends on both cash generated from operations and external sources of liquidity to provide working capital and as a bridge to long-term financings. Dominion Energy’s material cash requirements include capital and investment expenditures, repaying short-term and long-term debt obligations and paying dividends on its common and preferred stock.

Analysis of Cash Flows

Presented below are selected amounts related to Dominion Energy’s cash flows:

Year Ended December 31,	2022	2021	2020
(millions)
Cash, restricted cash and equivalents at beginning of year	$408	$247	$269
Cash flows provided by (used in):
Operating activities	3,700	4,037	5,227
Investing activities	(6,746)	(6,247)	(2,916)
Financing activities	2,979	2,371	(2,333)
Net increase (decrease) in cash, restricted cash and equivalents	(67)	161	(22)
Cash, restricted cash and equivalents at end of year	$341	$408	$247

Operating Cash Flows

Net cash provided by Dominion Energy's operating activities decreased $337 million, inclusive of a $162 million decrease from discontinued operations. Net cash provided by continuing operations decreased $175 million, primarily due to lower deferred fuel cost recoveries ($1.0 billion), current year refund payments to Virginia electric customers associated with the settlement of the 2021 Triennial Review ($319 million) and changes in working capital ($491 million), partially offset by lower margin deposits ($862 million) and an increase of $781 million primarily as the result of higher operating cash flows from electric utility operations driven by weather, riders, customer usage and other factors.

Investing Cash Flows

Net cash used in Dominion Energy’s investing activities increased $499 million, primarily due to an increase in plant construction and other property additions ($1.6 billion) and the absence of proceeds from the sale of Q-Pipe Group ($1.5 billion) and the sale of non-wholly-owned nonregulated solar facilities ($495 million), partially offset by the absence of the repayment of the Q-Pipe Transaction deposit ($1.3 billion), a decrease in contributions to equity method affiliates including Atlantic Coast Pipeline ($978 million) and net proceeds from the sale of Hope ($727 million).

Financing Cash Flows

Net cash provided by Dominion Energy's financing activities increased $608 million primarily due to settlement of the stock purchase contract component of the 2019 Equity Units ($1.6 billion), higher net issuances of long-term debt ($927 million) and higher net supplemental credit facility borrowings ($450 million), partially offset by the redemption of the Series A Preferred Stock ($1.6 billion) in 2022 and the absence of the issuance of Series C Preferred Stock ($742 million) in 2021.

Credit Facilities and Short-Term Debt

Dominion Energy generally uses proceeds from short-term borrowings, including commercial paper, to satisfy short-term cash requirements not met through cash from operations. The levels of borrowing may vary significantly during the course of the year, depending on the timing and amount of cash requirements not satisfied by cash from operations. A description of Dominion Energy’s primary available sources of short-term liquidity follows.

Joint Revolving Credit Facility

Dominion Energy maintains a $6.0 billion joint revolving credit facility which provides for a discount in the pricing of certain annual fees and amounts borrowed by Dominion Energy under the facility if Dominion Energy achieves certain annual renewable electric generation and diversity and inclusion objectives.

Dominion Energy’s commercial paper and letters of credit outstanding, as well as capacity available under its credit facility were as follows:

	Facility Limit	Outstanding Commercial Paper(1)	Outstanding Letters of Credit	Facility Capacity Available
(millions)
At December 31, 2022
Joint revolving credit facility(2)	$6,000	$3,076	$202	$2,722
(1)
The weighted-average interest rate of the outstanding commercial paper supported by Dominion Energy’s credit facility was 4.73% at December 31, 2022.
(2)
This credit facility matures in June 2026, with the potential to be extended by the borrowers to June 2028, and can be used by the borrowers under the credit facility to support bank borrowings and the issuance of commercial paper, as well as to support up to a combined $2.0 billion of letters of credit.

Dominion Energy Reliability InvestmentSM Program

Dominion Energy has an effective registration statement with the SEC for the sale of up to $3.0 billion of variable denomination floating rate demand notes, called Dominion Energy Reliability InvestmentSM. The registration limits the principal amount that may be outstanding at any one time to $1.0 billion. The notes are offered on a continuous basis and bear interest at a floating rate per annum determined by the Dominion Energy Reliability Investment Committee, or its designee, on a weekly basis. The notes have no stated maturity date, are non-transferable and may be redeemed in whole or in part by Dominion Energy or at the investor’s option at any time. At December 31, 2022, Dominion Energy’s Consolidated Balance Sheets include $347 million presented within short-term debt, with a weighted-average interest rate of 4.24%. The proceeds are used for general corporate purposes and to repay debt.

Other Facilities

In addition to the primary sources of short-term liquidity discussed above, from time to time Dominion Energy enters into separate supplementary credit facilities or term loans as discussed in Note 17 to the Consolidated Financial Statements.

In January 2023, Dominion Energy entered into a $2.5 billion 364-Day term loan facility which bears interest at a variable rate and will mature in January 2024 with the proceeds to be used to repay existing long-term debt and short-term debt upon maturity and for other general corporate purposes. Concurrently, Dominion Energy borrowed an initial $1.0 billion with the proceeds used to repay long-term debt. Dominion Energy may make up to two additional borrowings under this agreement through March 31, 2023, at which point any unused capacity will cease to be available to Dominion Energy.

Long-Term Debt

Sustainability Revolving Credit Facility

Dominion Energy maintains a $900 million Sustainability Revolving Credit Facility which matures in 2024 and bears interest at a variable rate. The facility offers a reduced interest rate margin with respect to borrowed amounts allocated to certain environmental sustainability or social investment initiatives. In May 2022, Dominion Energy borrowed $900 million with the proceeds used to support environmental sustainability and social investment initiatives ($450 million) and for general corporate purposes ($450 million). In June 2022, Dominion Energy repaid $450 million borrowed for general corporate purposes. At December 31, 2022, Dominion Energy had $450 million outstanding under this supplemental credit facility.

Issuances and Borrowings of Long-Term Debt

During 2022, Dominion Energy issued or borrowed the following long-term debt. Unless otherwise noted, the proceeds were used for the repayment of existing long-term indebtedness and for general corporate purposes.

Month	Type	Public / Private	Entity	Principal	Rate	Stated Maturity
				(millions)
January	Senior notes	Public	Virginia Power	$600	2.400%	2032
January	Senior notes	Public	Virginia Power	400	2.950%	2051
May	Senior notes	Public	Virginia Power	600	3.750%	2027
May	Senior notes	Public	Virginia Power	600	4.625%	2052
August	Senior notes	Public	Dominion Energy	400	4.350%	2032
August	Senior notes	Public	Dominion Energy	600	4.850%	2052
August	Senior notes	Private	Questar Gas	125	4.390%	2032
August	Senior notes	Private	Questar Gas	125	4.700%	2052
November	Senior notes	Public	Dominion Energy	850	5.375%	2032
December	Senior notes	Private	East Ohio	250	6.190%	2032
December	Senior notes	Private	East Ohio	250	6.380%	2052
Total issuances and borrowings				$4,800

Dominion Energy currently meets the definition of a well-known seasoned issuer under SEC rules governing the registration, communications and offering processes under the Securities Act of 1933, as amended. The rules provide for a streamlined shelf registration process to provide registrants with timely access to capital. This allows Dominion Energy to use automatic shelf registration statements to register any offering of securities, other than those for exchange offers or business combination transactions.

As the comprehensive business review announced in November 2022 is still in progress, Dominion Energy is uncertain as to the amount of long-term debt it anticipates issuing in 2023. Dominion Energy expects to issue long-term debt to satisfy cash needs for capital expenditures and maturing long-term debt to the extent such amounts are not satisfied from cash available from operations following the payment of dividends and any borrowings made from unused capacity of Dominion Energy’s credit facilities discussed above. The raising of external capital is subject to certain regulatory requirements, including registration with the SEC for certain issuances.

Repayments, Repurchases and Redemptions of Long-Term Debt

Dominion Energy may from time to time reduce its outstanding debt and level of interest expense through redemption of debt securities prior to maturity or repurchases of debt securities in the open market, in privately negotiated transactions, through tender offers or otherwise.

The following long-term debt was repaid, repurchased or redeemed in 2022:

Month	Type	Entity	Principal	(1)	Rate	Stated Maturity
			(millions)
Debt scheduled to mature in 2022			$806		various
Early repurchases & redemptions
July	Senior notes	Dominion Energy	5		4.250%	2028
Multiple	Senior notes	Dominion Energy	147		2.250%	2031
Multiple	Senior notes	Dominion Energy	35		3.300%	2041
Multiple	Senior notes	Dominion Energy	37		1.450%	2026
Multiple	Senior notes	Dominion Energy	9		4.700%	2044
Multiple	Senior notes	Dominion Energy	30		4.600%	2049
Total repayments, repurchases and redemptions			$1,069

(1)
Total amount redeemed prior to maturity includes remaining outstanding principal plus accrued interest.

See Note 18 to the Consolidated Financial Statements for additional information regarding scheduled maturities and other cancellations of Dominion Energy’s long-term debt, including related average interest rates.

Remarketing of Long-Term Debt

In April 2022, Virginia Power remarketed two series of tax-exempt bonds, with an aggregate outstanding principal of approximately $138 million to new investors. Both bonds will bear interest at a coupon of 1.65% until May 2024, after which they will bear interest at a market rate to be determined at that time.

In October 2022, Dominion Energy remarketed its $27 million Peninsula Ports Authority of Virginia Coal Terminal Revenue Refunding Bonds, Series 2003 due in 2033 to new investors. The bonds will bear interest at a coupon rate of 3.80% until October 2024, after which they will bear interest at a market rate to be determined at that time.

In 2023, Dominion Energy expects to remarket approximately $160 million of its tax-exempt bonds.

Credit Ratings

Dominion Energy’s credit ratings affect its liquidity, cost of borrowing under credit facilities and collateral posting requirements under commodity contracts, as well as the rates at which it is able to offer its debt securities. The credit ratings for Dominion Energy are affected by its financial profile, mix of regulated and nonregulated businesses and respective cash flows, changes in methodologies used by the rating agencies and event risk, if applicable, such as major acquisitions or dispositions.

Credit ratings and outlooks as of February 17, 2023 are as follows:

	Fitch	Moody's	Standard & Poor's
Dominion Energy
Issuer	BBB+	Baa2	BBB+
Senior unsecured debt securities	BBB+	Baa2	BBB
Junior subordinated notes	BBB	Baa3	BBB
Enhanced junior subordinated notes	BBB-	Baa3	BBB-
Preferred stock	BBB-	Ba1	BBB-
Commercial paper	F2	P-2	A-2
Outlook	Stable	Stable	Stable

A credit rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. Ratings are subject to revision or withdrawal at any time by the applicable rating organization.

Financial Covenants

As part of borrowing funds and issuing both short-term and long-term debt or preferred securities, Dominion Energy must enter into enabling agreements. These agreements contain customary covenants that, in the event of default, could result in the acceleration of principal and interest payments; restrictions on distributions related to capital stock, including dividends, redemptions, repurchases, liquidation payments or guarantee payments; and in some cases, the termination of credit commitments unless a waiver of such requirements is agreed to by the lenders/security holders. These provisions are customary, with each agreement specifying which covenants apply. These provisions are not necessarily unique to Dominion Energy.

Dominion Energy is required to pay annual commitment fees to maintain its joint revolving credit facility. In addition, the credit agreement contains various terms and conditions that could affect Dominion Energy’s ability to borrow under the facility. They include a maximum debt to total capital ratio, which is also included in Dominion Energy’s Sustainability Revolving Credit Agreement entered into in 2021 and 364-Day term loan facility entered into in January 2023, and cross-default provisions.

As of December 31, 2022, the calculated total debt to total capital ratio, pursuant to the terms of the agreements, was as follows:

Company	Maximum Allowed Ratio	Actual Ratio(1)
Dominion Energy	67.5%	59.7%
(1)
Indebtedness as defined by the agreements excludes certain junior subordinated notes reflected as long-term debt as well as AOCI reflected as equity in the Consolidated Balance Sheets. Capital is inclusive of preferred stock whether classified as equity or mezzanine equity.

If Dominion Energy or any of its material subsidiaries fails to make payment on various debt obligations in excess of $100 million, the lenders could require the defaulting company, if it is a borrower under Dominion Energy’s joint revolving credit facility, to accelerate its repayment of any outstanding borrowings and the lenders could terminate their commitments, if any, to lend funds to that company under the credit facility. In addition, if the defaulting company is Virginia Power, Dominion Energy’s obligations to repay any outstanding borrowing under the credit facility could also be accelerated and the lenders’ commitments to Dominion Energy could terminate.

Dominion Energy monitors compliance with these covenants on a regular basis in order to ensure that events of default will not occur. As of December 31, 2022, there have been no events of default under Dominion Energy’s covenants.

Common Stock, Preferred Stock and Other Equity Securities

Issuances of Equity Securities

Dominion Energy maintains Dominion Energy Direct® and a number of employee savings plans through which contributions may be invested in Dominion Energy’s common stock. These shares may either be newly issued or purchased on the open market with proceeds contributed to these plans. In 2021, Dominion Energy began issuing new shares of common stock for these direct stock purchase plans. During 2022, Dominion Energy issued 2.4 million of such shares and received proceeds of $179 million.

Dominion Energy also maintains sales agency agreements to effect sales under an at-the-market program. Under the sales agency agreements, Dominion Energy may, from time to time, offer and sell shares of its common stock through the sales agents or enter into one or more forward sale agreements with respect to shares of its common stock. Sales by Dominion Energy through the sales agents or by forward sellers pursuant to a forward sale agreement cannot exceed $1.0 billion in the aggregate. In November 2021, Dominion Energy entered forward sale agreements for approximately 1.1 million shares of its common stock to be settled by November 2022 at an initial forward price of $74.66 per share. Except in certain circumstances, Dominion Energy could have elected physical, cash or net settlement of the forward sale agreements. In November 2022, Dominion Energy provided notice to elect physical settlement of the forward sale agreements and in December 2022 received total proceeds of $78 million.

In addition, Dominion Energy issued shares of its common and preferred stock, as discussed in Notes 19 and 20 to the Consolidated Financial Statements, respectively, as follows:

•
In May 2022, Dominion Energy issued 0.9 million shares of its common stock, valued at $72 million, to partially satisfy DESC’s remaining obligation under a settlement agreement with the SCDOR discussed in Note 23 to the Consolidated Financial Statements.
•
In June 2022, Dominion Energy issued 0.4 million shares of its common stock, valued at $30 million, to partially satisfy its obligation under a settlement agreement for the State Court Merger Case discussed in Note 23 to the Consolidated Financial Statements.
•
In June 2022, Dominion Energy issued 19.4 million shares to settle the stock purchase contract component of the 2019 Equity Units and received proceeds of $1.6 billion. See Note 19 to the Consolidated Financial Statements for additional information.

As the comprehensive business review announced in November 2022 is still in progress, Dominion Energy is uncertain as to the amount of common stock that it anticipates issuing in 2023, including through its at-the-market program. However, Dominion Energy anticipates raising similar amounts of capital through Dominion Energy Direct® in 2023 compared to 2022 and 2021. The raising of external capital is subject to certain regulatory requirements, including registration with the SEC for certain issuances.

Repurchases of Equity Securities

In November 2020, the Board of Directors authorized the repurchase of up to $1.0 billion of Dominion Energy’s common stock. This repurchase program does not include a specific timetable or price or volume targets and may be modified, suspended or terminated at any time. Shares may be purchased through open market or privately negotiated transactions or otherwise at the discretion of management subject to prevailing market conditions, applicable securities laws and other factors. At December 31, 2022, Dominion Energy had $920 million of available capacity under this authorization.

Dominion Energy does not plan to repurchase shares of common stock in 2023, except for shares tendered by employees to satisfy tax withholding obligations on vested restricted stock, which does not impact the available capacity under its stock repurchase authorization.

In September 2022, Dominion Energy redeemed all outstanding shares of Series A Preferred Stock for $1.6 billion.

Capital Expenditures

See Note 26 to the Consolidated Financial Statements for Dominion Energy’s historical capital expenditures by segment. Dominion Energy included its total annual planned capital expenditures by each segment for 2022 through 2026 in Item 7. MD&A in the Companies’ Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 24, 2022. As disclosed therein, Dominion Energy’s total planned capital expenditures were $10.3 billion for 2023, $10.7 billion for 2024, $10.6 billion for 2025 and $7.7 billion for 2026 based on a capital expenditures plan reviewed and endorsed by Dominion Energy’s Board of Directors in December 2021. As a result of the comprehensive business review announced in November 2022, Dominion Energy has not completed an update to its previous plan and, as discussed in Future Issues and Other Matters, the implementation of the recommendations could result in a material adjustment to capital allocations. Currently, Dominion Energy expects the total planned capital expenditures for 2023 to be substantially consistent with the previously disclosed amount. In addition, Dominion Energy expects its next capital expenditures plan to reflect an acceleration of electric transmission projects within Dominion Energy Virginia to serve the rapidly growing data center customer demand and a decreased investment in new nonregulated solar generation facilities within Contracted Energy.

Dominion Energy’s planned growth expenditures are subject to approval by the Board of Directors as well as potentially by regulatory bodies based on the individual project and are expected to include significant investments in support of its clean energy profile. See Dominion Energy Virginia, Gas Distribution, Dominion Energy South Carolina and Contracted Energy in Item 1. Business for additional discussion of various significant capital projects currently under development. The estimates disclosed above are subject to continuing review and adjustment and actual capital expenditures may vary from these estimates. Dominion Energy may also choose to postpone or cancel certain planned capital expenditures in order to mitigate the need for future debt financings and equity issuances.

Dividends

Dominion Energy believes that its operations provide a stable source of cash flow to contribute to planned levels of capital expenditures and maintain or grow the dividend on common shares. In December 2022, Dominion Energy’s Board of Directors established an annual dividend rate for 2023 of $2.67 per share of common stock, consistent with the 2022 rate. Dividends are subject to declaration by the Board of Directors. In February 2023, Dominion Energy’s Board of Directors declared dividends payable in March 2023 of 66.75 cents per share of common stock.

See Note 19 to the Consolidated Financial Statements for a discussion of Dominion Energy’s outstanding preferred stock and associated dividend rates.

Subsidiary Dividend Restrictions

Certain of Dominion Energy’s subsidiaries may, from time to time, be subject to certain restrictions imposed by regulators or financing arrangements on their ability to pay dividends, or to advance or repay funds, to Dominion Energy. At December 31, 2022, these restrictions did not have a significant impact on Dominion Energy’s ability to pay dividends on its common or preferred stock or meet its other cash obligations.

See Note 21 to the Consolidated Financial Statements for a description of such restrictions and any other restrictions on Dominion Energy’s ability to pay dividends.

Collateral and Credit Risk

Collateral requirements are impacted by commodity prices, hedging levels, Dominion Energy’s credit ratings and the credit quality of its counterparties. In connection with commodity hedging activities, Dominion Energy is required to provide collateral to counterparties under some circumstances. Under certain collateral arrangements, Dominion Energy may satisfy these requirements by electing to either deposit cash, post letters of credit or, in some cases, utilize other forms of security. From time to time, Dominion Energy may vary the form of collateral provided to counterparties after weighing the costs and benefits of various factors associated with the different forms of collateral. These factors include short-term borrowing and short-term investment rates, the spread over these short-term rates at which Dominion Energy can issue commercial paper, balance sheet impacts, the costs and fees of alternative collateral postings with these and other counterparties and overall liquidity management objectives.

Dominion Energy’s exposure to potential concentrations of credit risk results primarily from its energy marketing and price risk management activities. Presented below is a summary of Dominion Energy’s credit exposure as of December 31, 2022 for these activities. Gross credit exposure for each counterparty is calculated as outstanding receivables plus any unrealized on- or off-balance sheet exposure, taking into account contractual netting rights.

	Gross Credit Exposure	Credit Collateral	Net Credit Exposure
(millions)
Investment grade(1)	$191	$—	$191
Non-Investment grade(2)	37	20	17
No external ratings:
Internally rated—investment grade(3)	58	—	58
Internally rated—non-investment grade(4)	28	13	15
Total	$314	$33	$281

(1)
Designations as investment grade are based upon minimum credit ratings assigned by Moody’s and Standard & Poor’s. The five largest counterparty exposures, combined, for this category represented approximately 51% of the total net credit exposure.
(2)
The five largest counterparty exposures, combined, for this category represented approximately 6% of the total net credit exposure.
(3)
The five largest counterparty exposures, combined, for this category represented approximately 21% of the total net credit exposure.
(4)
The five largest counterparty exposures, combined, for this category represented approximately 3% of the total net credit exposure.

Fuel and Other Purchase Commitments

Dominion Energy is party to various contracts for fuel and purchased power commitments related to both its regulated and nonregulated operations. Total estimated costs for such commitments at December 31, 2022 are presented in the table below. These costs represent estimated minimum obligations for various purchased power and capacity agreements and actual costs may differ from amounts presented below depending on actual quantities purchased and prices paid.

	2023	2024	2025	2026	2027	Total
(millions)
Purchased electric capacity for utility operations	$71	$70	$70	$72	$73	$356
Fuel commitments for utility operations	1,669	995	599	185	184	3,632
Fuel commitments for nonregulated operations	198	133	46	37	50	464
Pipeline transportation and storage	668	587	489	427	376	2,547
Total	$2,606	$1,785	$1,204	$721	$683	$6,999

Other Material Cash Requirements

In addition to the financing arrangements discussed above, Dominion Energy is party to numerous contracts and arrangements obligating it to make cash payments in future years. Dominion Energy expects current liabilities to be paid within the next twelve months. In addition to the items already discussed, the following represent material expected cash requirements recorded on Dominion Energy’s Consolidated Balance Sheets at December 31, 2022. Such obligations include:

•
Operating and financing lease obligations – See Note 15 to the Consolidated Financial Statements;
•
Regulatory liabilities – See Note 12 to the Consolidated Financial Statements;
•
AROs – See Note 14 to the Consolidated Financial Statements;
•
Employee benefit plan obligations – See Note 22 to the Consolidated Financial Statements; and
•
Charitable commitments – See Note 23 to the Consolidated Financial Statements.

In addition, Dominion Energy is party to contracts and arrangements which may require it to make material cash payments in future years that are not recorded on its Consolidated Balance Sheets. Such obligations include:

•
Off-balance sheet leasing arrangements – See Note 15 to the Consolidated Financial Statements; and
•
Guarantees – See Note 23 to the Consolidated Financial Statements.

FUTURE ISSUES AND OTHER MATTERS

See Item 1. Business and Notes 13 and 23 to the Consolidated Financial Statements for additional information on various environmental, regulatory, legal and other matters that may impact future results of operations, financial condition and/or cash flows.

Business Review

In November 2022, Dominion Energy announced the commencement of a business review of value-maximizing strategic business actions, alternatives to its current business mix and capital allocation and regulatory options which may assist customers to manage costs and provide greater predictability to its long-term, state-regulated utility value proposition. While the ultimate impacts cannot be estimated until the review is completed, which is expected in 2023, implementation of recommendations resulting from the business review could have a material impact on Dominion Energy's future results of operations, financial condition and/or cash flows.

Potential Virginia Legislation

The 2023 General Assembly session in Virginia has included several proposals which, if ultimately enacted into law, could have a material impact on Virginia Power’s retail base rates and other cost-recovery mechanisms. Items under consideration include the frequency of base rate reviews, eliminating CCROs, shifting recovery of certain costs currently recovered through riders into base rates and adjusting the parameters for determining an acceptable ROE and revenue sharing. Other topics include securitization of deferred fuel costs, offshore wind financing and small modular reactors. As the legislative process remains underway, Dominion Energy is unable to estimate the potential financial statement impacts related to matters currently under consideration by the Virginia General Assembly, but there could be a material impact to its results of operations, financial condition and/or cash flows.

Future Environmental Regulations

Climate Change

The federal government and several states in which Dominion Energy operates have announced a commitment to achieving carbon reduction goals. In February 2021, the U.S. rejoined the Paris Agreement, which establishes a universal framework for addressing GHG emissions. States may also enact legislation relating to climate change matters such as the reduction of GHG emissions and renewable energy portfolio standards, similar to the VCEA. To the extent legislation is enacted at the federal or state level that is more restrictive than the VCEA and/or Dominion Energy’s commitment to achieving net zero emissions by 2050, compliance with such legislation could have a material impact to Dominion Energy’s financial condition and/or cash flows.

State Actions Related to Air and GHG Emissions

In August 2017, the Ozone Transport Commission released a draft model rule for control of NOX emissions from natural gas pipeline compressor fuel-fire prime movers. States within the ozone transport region, including states in which Dominion Energy has natural gas operations, are expected to develop reasonably achievable control technology rules for existing sources based on the Ozone Transport Commission model rule. States outside of the Ozone Transport Commission may also consider the model rules in setting new reasonably achievable control technology standards. Several states in which Dominion Energy operates, including Virginia and Ohio, are developing or have announced plans to develop state-specific regulations to control GHG emissions, including methane. Dominion Energy cannot currently estimate the potential financial statement impacts related to these matters, but there could be a material impact to its financial condition and/or cash flows.

Inflation Reduction Act

The IRA includes provisions which impose an annual fee for waste methane emissions from the oil and natural gas industry beginning with emissions reported in calendar year 2024 to the extent that an entity’s emissions exceed a stated threshold, with implementation to be addressed by future rulemaking by the EPA. Pending the completion of such rulemaking, Dominion Energy currently does not expect these provisions to materially affect its future results of operations, financial condition and/or cash flows.

PHMSA Regulation

The most recent reauthorization of PHMSA included new provisions on historical records research, maximum-allowed operating pressure validation, use of automated or remote-controlled valves on new or replaced lines, increased civil penalties and evaluation of expanding integrity management beyond high-consequence areas. PHMSA has not yet issued new rulemaking on most of these items.

Dodd-Frank Act

The CEA, as amended by Title VII of the Dodd-Frank Act, requires certain over-the counter derivatives, or swaps, to be cleared through a derivatives clearing organization and, if the swap is subject to a clearing requirement, to be executed on a designated contract market or swap execution facility. Non-financial entities that use swaps to hedge or mitigate commercial risk may elect the end-user exception to the CEA’s clearing requirements. Dominion Energy utilizes the end-user exception with respect to its swaps. If, as a result of changes to the rulemaking process, Dominion Energy can no longer utilize the end-user exception or otherwise becomes subject to mandatory clearing, exchange trading or margin requirements, it could be subject to higher costs due to decreased market liquidity or increased margin payments. In addition, Dominion Energy’s swap dealer counterparties may attempt to pass-through additional trading costs in connection with changes to the rulemaking process. Due to the evolving rulemaking process, Dominion Energy is currently unable to assess the potential impact of the Dodd-Frank Act’s derivative-related provisions on its financial condition, results of operations or cash flows.

North Anna

Virginia Power is considering the construction of a third nuclear unit at a site located at North Anna. If Virginia Power decides to build a new unit, it would require a Combined Construction Permit and Operating License from the NRC, approval of the Virginia Commission and certain environmental permits and other approvals. In June 2017, the NRC issued the Combined Construction Permit and Operating License. Virginia Power has not yet committed to building a new nuclear unit at North Anna.

Federal Income Tax Laws

Inflation Reduction Act

The IRA imposes a 15% alternative minimum tax on GAAP net income, as adjusted for certain items, of corporations in excess of $1 billion, for tax years beginning after December 31, 2022. Entities that are subject to the alternative minimum tax may use tax credits to reduce the liability by up to 75% and will receive a tax credit carryforward with an indefinite life that can be claimed against the regular tax in future years. Pending additional guidance, the alternative minimum tax is not expected to have an effect on the assessment of the realizability of Dominion Energy’s deferred tax assets or a material impact on Dominion Energy’s future results of operations or cash flows.